Exhibit 5.1

February 24, 2023	+1 617 526 6000 (t) +1 617 526 5000 (f)

Apellis Pharmaceuticals, Inc.

100 Fifth Avenue

Waltham, MA, 02451

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333- 269899) (the “Registration Statement”), filed by Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), among other things, shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and warrants to purchase shares of Common Stock, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate aggregate offering price, as set forth in the Registration Statement and the base prospectus contained therein (the “Base Prospectus”), and (ii) the preliminary prospectus supplement, dated February 22, 2023 (the “Preliminary Prospectus Supplement”) and (iii) the prospectus supplement, dated February 23, 2023 (the “Prospectus Supplement” and, together with the Preliminary Prospectus Supplement, the “Prospectuses”) relating to the issuance and sale pursuant to the Registration Statement of up to 3,174,603 shares of Common Stock, including up to 833,333 Shares issuable upon exercise of an option to purchase additional shares granted by the Company (the “Shares”), and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 2,380,956 shares of Common Stock (the “Pre-Funded Warrant Shares”). The Shares and Pre-Funded Warrants are collectively referred to herein as the Securities.

The Securities are to be offered and sold by the Company pursuant to an underwriting agreement dated February 22, 2023 (the “Underwriting Agreement”) by and among the Company and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Evercore Group L.L.C., as representatives of the underwriters named in the Underwriting Agreement, which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Securities. We have examined and relied upon signed copies of the Registration, as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, the form of Pre-Funded Warrant, minutes of meetings and actions of the stockholders and the Board of Directors of the Company, including the committees thereof, as provided to us by the Company, the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Apellis Pharmaceuticals, Inc. February 24, 2023 Page 2

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles. We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Pre-Funded Warrants on the validity or enforceability of any other provision thereof, (d) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, (e) which provides that the terms of the Pre-Funded Warrants may not be waived or modified except in writing or (f) relating to choice of law or consent to jurisdiction.

We also express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the state laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that

1.

The Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.

The Pre-Funded Warrants have been duly authorized by the Company and, when the Pre-Funded Warrants are executed by the Company and delivered and paid for in accordance with the terms and conditions of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

3.

The Pre-Funded Warrant Shares have been duly authorized and reserved for issuance and, when issued, delivered and paid for upon exercise in accordance with the provisions of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable

Apellis Pharmaceuticals, Inc. February 24, 2023 Page 3

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the sale of the Securities and to the use of our name therein and in the Prospectuses under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WILMER CUTLER PICKERING

HALE AND DORR LLP

WILMER CUTLER PICKERING

HALE AND DORR LLP